Exhibit 107

Calculation of Filing Fee Table
Form S-8
(Form Type)
FIRST INTERSTATE BANCSYSTEM, INC.
(Exact Name of Registrant as Specified in its Charter)
Table 1 - Newly Registered Securities

		Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
	Fees to be Paid	Equity	Common Stock, $0.00001 par value per share, to be issued pursuant to the 2023 Equity and Incentive Plan	Rule 457(c) and Rule 457(h)	2,000,000(2)	$27.885(3)	$55,770,000	0.00014760	$8,231.65
Total Offering Amounts							$55,770,000		$8,231.65
Total Fees Previously Paid									N/A
Total Fee Offsets									N/A
Net Fee Due									$8,231.65

1.
Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended, (the “Securities Act”, this Registration Statement shall also cover any additional shares of common stock, par value $0.00001 per share, of the Registrant (“Common Stock”) that become issuable under the Registrant’s 2023 Equity and Incentive Plan by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected that results in an increase to the number of outstanding shares of Common Stock.

2.	Represents 2,000,000 shares of common stock reserved for future issuance under the Registrant’s 2023 Equity and Incentive Plan.
3.	Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(h) and Rule 457(c) under the Securities Act, and based on the average of the high and low prices of the Common Stock as reported on the Nasdaq Global Select Market on May 20, 2024, which date is within five business days prior to the filing of this Registration Statement.